Exhibit 10.1

SECOND AMENDMENT TO

SHARE SURRENDER AGREEMENT

This Second Amendment to the Share Surrender Agreement (the “Second Amendment”) is made and entered into as of June 11, 2007 by and between The PNC Financial Services Group, Inc., a Pennsylvania corporation (“PNC”), BlackRock, Inc., a Delaware corporation (“BlackRock”) and PNC Bancorp, Inc., a Delaware corporation (“Bancorp”) (as successor to PNC Asset Management, Inc., a Delaware corporation (“PAM”) under an Assignment and Assumption Agreement entered into as of January 14, 2005 (the “Assignment and Assumption Agreement”)). Bancorp is an indirect wholly owned subsidiary of PNC. Capitalized terms used in this Second Amendment and not defined have the meanings set forth in the Amended Share Surrender Agreement (as defined below).

RECITALS

BlackRock, PAM and PNC entered into the Share Surrender Agreement as of October 10, 2002 (the “Share Surrender Agreement”), as amended by the First Amendment to the Share Surrender Agreement as of February 15, 2006, between BlackRock, Bancorp and PNC (the “First Amendment” and, collectively with the Share Surrender Agreement, the “Amended Share Surrender Agreement”), under which PAM agreed to surrender shares of the Common Stock of BlackRock (“BlackRock Stock”) held by it to Award Holders under the BlackRock, Inc. 2002 Long-Term Retention and Incentive Plan (the “Plan”) and to make available for use in future long-term retention and incentive programs approved by BlackRock to retain BlackRock employees. Bancorp, which now holds the shares of BlackRock Stock formerly held by PAM, has, pursuant to the Assignment and Assumption Agreement, assumed and agreed to be liable for all responsibilities, duties, liabilities and obligations of PAM under the Amended Share Surrender Agreement.

Pursuant to the terms and conditions of the Plan and the Amended Share Surrender Agreement, Bancorp surrendered an aggregate of 1,034,062 shares of BlackRock Stock to Award Holders and to BlackRock in accordance with the Plan and Amended Share Surrender Agreement. The parties acknowledge that the Plan and the Amended Share Surrender Agreement contemplate additional deliveries of BlackRock Stock in each of 2008, 2009 and 2010 in respect of Awards under the Plan outstanding on the date hereof (“Additional First Award Period Deliveries”).

The parties acknowledge that BlackRock’s Management Development and Compensation Committee (the “Committee”) approved $260,160,150 of awards on January 16, 2007 under a Future Incentive Plan (the “Initial Second Period Awards”) and that such awards were converted into 1,542,421 restricted stock units and granted on January 31, 2007 based on a value of $168.67 per share of BlackRock Stock, which was equal to the five-day average closing price of BlackRock Stock from January 25, 2007 to January 31, 2007.

BlackRock, Bancorp and PNC now desire to clarify (i) the maximum value of all awards that will be funded by Bancorp pursuant to the Amended Share Surrender Agreement for Future Incentive Plans for awards granted during the period from January 16, 2007 through and including September 30, 2011 (such period being, the “Second Award Period” and such maximum value being, the “Second Period Funding Cap”), and (ii) the impact on the remaining funding availability under the Second Period Funding Cap of awards that may be forfeited by holders during the Second Award Period.

Accordingly, the parties to this Second Amendment agree, notwithstanding anything in the Amended Share Surrender Agreement to the contrary, as follows:

1. Agreement as to Second Period Funding Cap. The Second Period Funding Cap shall be $271,248,000, subject to all terms and conditions of each award, including the achievement of all performance criteria and other vesting requirements, as approved by the Committee. The value of the Initial Second Period Awards, in the absence of forfeitures addressed in Section 3, shall reduce the remaining funding availability under the Second Period Funding Cap in the amount set forth in the recitals hereof. The parties agree that the Second Period Funding Cap shall not be recalculated or adjusted during the Second Award Period. BlackRock agrees that neither PNC nor Bancorp shall have any funding responsibility with respect to any additional awards made under the Plan following the date hereof or for any additional awards made under a Future Incentive Plan during the Second Award Period following the satisfaction of the performance criteria set forth in the Initial Second Period Awards.

2. Calculation of Value of Future Awards During the Second Award Period. The value of additional awards approved by the Committee and granted by BlackRock under Future Incentive Plans during the Second Award Period shall reduce the remaining funding availability under the Second Period Funding Cap and shall be based on the dollar value of the award, which will be converted into a restricted stock unit value, as follows:

(a) for grants of awards to new hires, the average of the high and low trading price of BlackRock Stock on the employment start date of such employee; and

(b) for all other awards, the five-day average closing price of BlackRock Stock beginning on the second trading day following the next earnings release after Committee action approving such award.

3. Impact of Forfeitures. The value of any forfeitures during the Second Award Period by holders of any Awards outstanding on the date hereof under the Plan or of awards under a Future Incentive Plan shall be credited toward the funding availability under the Second Period Funding Cap. The amount used in calculating such credit shall equal the value of such award as calculated in connection with its initial grant, i.e., $168.67 per restricted stock unit for forfeited Initial Second Period Awards, and the conversion values calculated in accordance with Section 2 for all other Future Incentive Plan awards during the Second Period, and not the then current fair market value.

4. Other Awards; No Other Amendments. Nothing in this Second Amendment or the Amended Share Surrender Agreement is intended to limit any awards that may be made by BlackRock that are not intended to be funded by Bancorp pursuant to the Amended Share Surrender Agreement. Except as expressly amended by this Second Amendment, the Amended Share Surrender Agreement shall remain in full force and effect in accordance with its terms. For the avoidance of doubt, nothing in this Second Amendment is intended to reduce the total number of Remainder Shares available for the funding of Future Incentive Plans or to amend, restrict or limit the obligations of PNC and Bancorp to fund Future Incentive Plans with Remainder Shares following the Second Award Period, pursuant to the terms of the Amended Share Surrender Agreement, in a total amount equal to the 4,000,000 shares agreed to in the Share Surrender Agreement less the number of shares funded by Bancorp (i) prior to the date hereof, (ii) pursuant to the Additional First Award Period Deliveries, and (iii) during the Second Award Period.

5. Counterparts. This Second Amendment may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have duly executed this Second Amendment as of the date first above mentioned.

BLACKROCK, INC.

By:	/s/ Steven E. Buller
Name:	Steven E. Buller
Title:	Managing Director

PNC BANCORP, INC.

By:	/s/ James E. Rohr
Name:	James E. Rohr
Title:	President

THE PNC FINANCIAL SERVICES GROUP, INC.

By:	/s/ James E. Rohr
Name:	James E. Rohr
Title:	Chairman and Chief Executive Officer